                                                                                                                      Exhibit 12.1

                             SAVANNAH POWER COMPANY
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2001
                     and the nine months ended June 30, 2002

                                                                                                                            Six
                                                                                                                           Months
                                                                                                                           Ended
                                                                              Year ended December 31,                    June 30,
                                                -------------------------------------------------------------------
                                                     1997         1998           1999           2000         2001         2002
                                                     ----         ----           ----           ----         ----         ----
                                                ------------------------------------------Thousands of Dollars--------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings Before Interest and Income Taxes    $   53,380      $  52,833      $   49,569   $   52,020      $  49,029    $   20,926
      AFUDC - Debt funds                            164            133             485          324            271           148
      Rentals                                       897            735             471          545            423           166
                                            -----------      ---------      ----------   ----------      ---------    ----------
         Earnings as defined                 $   54,441      $  53,701      $   50,525   $   52,889      $  49,723    $   21,240
                                            ===========      =========      ==========   ==========      =========    ==========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt              $   10,907      $  10,383      $    9,300   $    9,259      $   9,399    $    4,646
   Interest on interim obligations                 172            278             879        2,369          1,875           279
   Amort of debt disc, premium  and expense, net    739            853             948          963            950           459
   Other interest  charges                          369            641           4,036        3,210          3,306         1,610
   Rentals                                          897            735             471          545            423           166
                                            -----------      ---------       ---------   ----------        ---------  ----------
         Fixed charges as defined           $    13,084      $  12,890      $   15,634   $   16,346      $  15,953    $    7,160
                                            ===========      =========       =========   ==========        =========  ==========



RATIO OF EARNINGS TO FIXED CHARGES                 4.16           4.17            3.23         3.24           3.12          2.97
                                                  =====          =====           =====        =====          =====          ====
